As filed with the Securities and Exchange Commission on July 1, 2004 Registration No.: 333-________

______________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ______________________________

EVERGREEN RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

COLORADO	84-0834147
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

1401 17th Street, Suite 1200
                           Denver, Colorado 80202
 (Address of principal executive offices, including zip code)

2000 STOCK INCENTIVE PLAN OF EVERGREEN RESOURCES, INC.
     (Full title of the plan)

Mark S. Sexton
Chairman, President and Chief Executive Officer
Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
           (303) 298-8100
 (Name, address and telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum Offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee (2)
Common Stock, no par value (3)	300,000 shares	$40.08	$12,024,000	$1,523.44

(1)

Evergreen Resources, Inc. (the “Company”) is registering 300,000 shares of its common stock, no par value (the “Common Stock”) pursuant to the 2000 Stock Incentive Plan of Evergreen Resources, Inc. The 2000 Stock Incentive Plan is referred to herein as the “Plan.”

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average ($40.08) of the high ($40.20) and low ($39.95) sales price of the Company’s Common Stock on June 25, 2004 as reported on the New York Stock Exchange.

(3)	Each share of the Company’s common stock includes one common stock purchase right. No additional fee is paid with respect to these rights.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on February 27, 2004;

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 as filed with the Commission on May 10, 2004;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2004, March 12, 2004 and May 5, 2004;

                (d)           The description of the Company's Common Stock that is contained in the Company's registration statement on Form 8-A filed with the Commission on August 22, 2000, including any amendment or report filed for the purposes of updating the description;

                (e)           The description of the Company's Shareholders Rights Agreement that is contained in the Company's registration statement on Form 8-A filed with the Commission on July 7, 1997, in the Company’s registration statement on Form 8-A/A filed with the Commission on March 8, 2002 and the Company’s Form 8-K filed May 5, 2004, including any amendment or report filed for the purposes of updating the description; and

(f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

                All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                Pursuant to General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-48138 and 333-103937, relating to the offer and sale of the Company’s Common Stock under the 2000 Stock Incentive Plan of Evergreen Resources, Inc., are incorporated by reference in this Registration Statement on Form S-8.

Item 4.  Description of Securities.

                Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                The legality of the securities offered hereby has been passed upon by the law firm of Berenbaum, Weinshienk & Eason, P.C.  Members of the firm do not beneficially own any shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

                Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108 -403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit.  Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.  The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute.  The Company's articles of incorporation further provide that directors and officers of the Company will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Company unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

                Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation.  The Company's articles of incorporation do not contain any such limitation.

                Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.  The Company's articles of incorporation and its bylaws provide for such indemnification.  A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.  Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

                Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.  The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

                The Company's articles of incorporation and bylaws permit the Company to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

                The Company's articles of incorporation also provide that the Company may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Company against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.  The Company has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed.

                Not applicable.

Item 8.  Exhibits.

                The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1

Articles of incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Commission File No. 33-273035), by reference to Exhibit I of the Company’s Current Report on Form 8-K dated December 9, 1994, by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 8, 1998, by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.2

Bylaws of the Company, which are incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 1, 1998 and by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.3

Shareholders’ Rights Agreement, which is incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed on July 7, 1997 by reference to Exhibit 4.2 to the Company’s registration statement on Form 8-A/A filed on March 8, 2001 and by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on May 5, 2004.

5	Opinion of Berenbaum, Weinshienk & Eason, P.C.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5).

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Netherland, Sewell & Associates, Inc.

24	Power of Attorney of Directors and Officers of the Company (included in the signature page).

II-4

99

2000 Stock Incentive Plan of Evergreen Resources, Inc., which is incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form S-8 (Commission File No. 33-48138 filed October 18, 2000).

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

                Pursuant to the requirements of the Securities Act of 1933, Evergreen Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 29th day of June, 2004.

EVERGREEN RESOURCES, INC.

By: /s/ Mark S. Sexton Mark S. Sexton Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

                Each of the undersigned, being a director and/or officer of Evergreen Resources, Inc., hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, or any one of them severally, to be his true and lawful attorney-in-fact and agent and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, a Registration Statement on Form S-8 relating to the proposed issuance of certain shares of Common Stock, no par value, of the Company pursuant to the 2000 Stock Incentive Plan of Evergreen Resources, Inc. and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection herewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission.

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 29, 2004.

/s/ Mark S. Sexton Name: Mark S. Sexton, Chairman, President, Chief Executive Officer and Director (principal executive officer)	/s/ Kevin R. Collins Name: Kevin R. Collins, Vice President - Finance, Chief Financial Officer and Treasurer (principal financial and accounting officer)
/s/ Alain G. Blanchard Name: Alain G. Blanchard, Director	/s/ Dennis R. Carlton Name: Dennis R. Carlton, Director
/s/ Robert J. Clark Name: Robert J. Clark, Director	/s/ Larry D. Estridge Name: Larry D. Estridge, Director
/s/ Andrew D. Lundquist Name: Andrew D. Lundquist, Director	/s/ John J. Ryan III Name: John J. Ryan III, Director
/s/ Scott D. Sheffield Name: Scott D. Sheffield, Director	/s/ Arthur L. Smith Name: Arthur L. Smith, Director

EXHIBIT INDEX
to
Registration Statement on Form S-8 of
Evergreen Resources, Inc.

Number	Description

4.1

Articles of incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Commission File No. 33-273035), by reference to Exhibit I of the Company’s Current Report on Form 8-K dated December 9, 1994, by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 8, 1998, by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.2

Bylaws of the Company, which are incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 1, 1998 and by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.3

Shareholders’ Rights Agreement, which is incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed on July 7, 1997 by reference to Exhibit 4.2 to the Company’s registration statement on Form 8-A/A filed on March 8, 2001 and by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on May 5, 2004.

5	Opinion of Berenbaum, Weinshienk & Eason, P.C.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5).

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Netherland, Sewell & Associates, Inc.

24	Power of Attorney of Directors and Officers of the Company (included in the signature page).

99

2000 Stock Incentive Plan of Evergreen Resources, Inc., which is incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form S-8 (Commission File No. 33-48138 filed October 18, 2000).